Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Announces Delay of Annual Shareholders Meeting

HAMILTON, Bermuda – June 4, 2013 – American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced that in light of its recently announced merger agreement among Fairfax Financial Holdings Limited, Fairfax Bermuda Holdings Ltd. and the Company, the Company’s Annual General Meeting of Shareholders currently scheduled for July 22, 2013, will be delayed. The Company anticipates that the meeting will be held in conjunction with the special meeting called for shareholders to vote on the merger.

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc., American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Mark W. Haushill
scrim@amsafety.bm	mark.haushill@amsafety.com
(441) 296-8560	(770) 916-1908